FORM 8-A

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

HOUSEHOLD INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization	36-3121988 (I.R.S. Employee Identification No.)

2700 Sanders Road

Prospect Heights, Illinois 60070

(Address of principal executive officers)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. [X]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing one-fortieth share of 7.60% Cumulative Preferred Stock, Series 2002-A	New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant's Securities to be Registered.

The description of the Depositary Shares being registered hereby, including the 7.60% Cumulative Preferred Stock, Series 2002-A, which is represented by the Depositary Shares, is set forth in the Prospectus dated September 10, 2001 as included in the Registration Statement on Form S-3 (No. 333-60510) of Household International, In. (the "Registrant"), as filed with the Securities an Exchange Commission (the "Commission"), and the Prospectus Supplement dated March 18, 2002 as transmitted for filing on March 20, 2002 with the Commission pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended. The foregoing Prospectus and Prospectus Supplement are incorporated herein by reference.

Item 2. Exhibits.

4.1	Form of Depositary Receipt is included as Exhibit A of the Deposit Agreement (Exhibit 3 of this Form 8-A).
4.2

Restated Certificate of Incorporation of Household International, Inc., as amended, including the Certificate of Designation, Preferences and Rights of the 7.60% Cumulative Preferred Stock, Series 2002-A.

4.3

Form of Deposit Agreement dated as of March 18, 2002 between Household International, Inc., Computershare Trust Company of New York and the holders from time to time of the Depositary Receipts described therein.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on behalf of Household International, Inc. by the undersigned, thereto duly authorized.

HOUSEHOLD INTERNATIONAL, INC. (Registrant)

By: /s/ John W. Blenke
John W. Blenke Vice President and Assistant Secretary
Dated: March 20, 2002

Exhibit Index
Exhibit No.
4.1	Form of Depositary Receipt is included as Exhibit A of the Deposit Agreement (Exhibit 3 of this Form 8-A).
4.2

Restated Certificate of Incorporation of Household International, Inc., as amended, including the Certificate of Designation, Preferences and Rights of the 7.60% Cumulative Preferred Stock, Series 2002-A.

4.3

Form of Deposit Agreement dated as of March 18, 2002 between Household International, Inc., Computershare Trust Company of New York and the holders from time to time of the Depositary Receipts described therein.